Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Legg Mason BW Global Income Opportunities Fund Inc.

We consent to the use of our report dated December 7, 2011, included herein, with respect to the statement of assets and liabilities (in Organization) of Legg Mason BW Global Income Opportunities Fund Inc., as of November 18, 2011, and the related statement of operations (in Organization) for the period then ended, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information on Form N-2.

New York, New York

March 26, 2012